Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

MYRIAD PHARMACEUTICALS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Myriad Pharmaceuticals, Inc.

2. The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was January 5, 2009. Thereafter a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 5, 2009 which was amended by a Certificate of Designation filed with the Secretary of State of the State of Delaware on June 30, 2009.

3. The Restated Certificate filed on June 5, 2009, as amended, is hereby further amended to change the name of the Corporation as follows:

Article FIRST of the Restated Certificate of Incorporation is deleted in its entirety and replaced by substituting in lieu of said Article FIRST the following new Article as follows:

“FIRST: The name of the corporation (hereinafter called the “Corporation”) is

Myrexis, Inc.

4. The amendment of the Restated Certificate, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. The effective time of the amendment herein certified shall be July 1, 2010 at 12:01 a.m.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President on the 30th day of June, 2010.

/s/ Adrian N. Hobden
Adrian N. Hobden
President and Chief Executive Officer

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